Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
Contact: Eugene F. Hovanec
Vice President, Finance &
Chief Financial Officer
(805) 388-3700

Vitesse Semiconductor Corporation
Repurchases Convertible Debentures

      Camarillo, CA (August 18, 2004) - Vitesse Semiconductor Corporation (NASDAQ:VTSS) ("Vitesse") announced today that in the fourth quarter of fiscal 2004 to date, it has repurchased approximately $60.9 million in face value of its convertible subordinated debentures due March 2005 for cash at various prices below par. The face value of the remaining outstanding debentures is currently $134.2 million. Vitesse may repurchase additional debentures from time to time in the future.

      Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for communications and storage networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Advanced Switching, Fibre Channel, Serial Attached SCSI, Optical Transport and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

      This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our ability to repurchase our debt may be limited by prevailing market prices for our debentures, by law, by the indenture associated with the debentures, by the terms of other agreements relating to our senior debt and by such indebtedness and agreements as may be entered into, replaced, supplemented or amended from time to time. For a more complete discussion of the risks and uncertainties that may affect our ability to repurchase our debt, and our future financial condition and results of operations, please read the reports we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2003.